ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT made on this 31th day of July, 2006, by and between **PETALS DECORATIVE ACCENTS LLC**, a Delaware limited liability company, ("Assignor"), and **MOUNTAIN WEST PARTNERS LLC,** a Delaware limited liability company ("Assignee").

The following terms shall have the specified definitions, unless the context otherwise requires:

"Common Stock" shall mean the common stock of Immunotechnology Corporation, $0.00001 par value per share.

RECITALS

A. The Assignor is the owner of good and marketable title to 5,700,000 shares of Common Stock, free and clear of all liens, pledges and encumbrances (the "Shares") and Assignor wish to assign the Shares to Assignee as of the date of this Agreement (the "Assignment").

NOW, THEREFORE, for and in consideration of the premises and the mutual agreement contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. As of the date of this Agreement, Assignor agrees to transfer the Shares to Assignee together with a duly executed stock power and corporate resolution.

2. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR. The Assignor represents and warrants to the Assignee that:

(a) Assignor has the corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by the Assignor of this Agreement and the consummation by the Assignor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Assignor This Agreement has been duly executed and delivered by the Assignor and constitutes valid and binding obligations of the Assignor enforceable against it in accordance with its terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the application of equitable principles in any proceeding (legal or equitable).

(b) To the actual knowledge of the Assignor, the execution, delivery and performance by the Assignor of this Agreement, and the consummation of the transaction contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on the Assignor.

(c) The Assignor is the owner of good and marketable title to the Shares, free and clear of all liens, pledges and encumbrances.

4. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE. The Assignee hereby represents and warrants to the Assignor that:

(a) The Assignee has the corporate power and authority to enter into this Agreement. The execution and delivery by the Assignee of this Agreement, and the consummation by the Assignee of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignee. This Agreement has

been duly executed and delivered by the Assignee and constitutes valid and binding obligations of the Assignee, enforceable against it in accordance with its terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the application of equitable principles in any proceeding (legal or equitable).

(b) The execution, delivery and performance by the Assignee of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on the Assignee.

(c) Accredited Investor; Investment Purpose. Assignee represents that it is an "Accredited Investor" as defined in Regulation D under the Securities Act of 1933. Assignee shall hold the Shares for its own account for investment purposes only and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act and applicable state securities laws; provided, however, that by making the representations herein, Assignee does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and applicable state securities laws.

5. **GOVERNING LAW; MISCELLANEOUS**

(a) Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Connecticut law without regard to the conflict of law principles thereof.

(b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Assignor nor the Assignee make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Assignor and the Assignee.

(f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier, overnight delivery service or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, overnight delivery service or confirmed telecopy, in each

case addressed to a party. The addresses for such communications shall be issued to the same address as is listed in the security purchase agreement:

Each party shall provide notice to the other parties of any change in address.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Assignor, nor the Assignee shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

6. FURTHER ASSURANCES. Each party shall do and perform or cause to be done and perform, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MOUNTAIN WEST PARTNERS LLC

By: ______________________
Name:
Title:

PETALS DECORATIVE ACCENTS LLC

By: ______________________
Name: ______________________
Title: ______________________